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                                TABLE OF CONTENTS

TABLE OF CONTENTS..............................................................i

OVERVIEW.......................................................................1

FACTUAL BACKGROUND.............................................................3

     A.  The AIB/Allfirst relationship.........................................3

     B.  The structure of Allfirst's treasury..................................6

     C.  Mr. Rusnak's hiring, supervision, and compensation....................7

     D.  Mr. Rusnak's fraud....................................................9

         1.  Mr. Rusnak's trading strategy.....................................9

         2.  The bogus options................................................10

         3.  The prime brokerage accounts.....................................11

         4.  Mr. Rusnak's usage of Allfirst's balance sheet...................12

         5.  The deep-in-the-money options....................................13

         6.  More bogus options...............................................13

         7.  Mr. Rusnak's manipulation of the Value at Risk
             calculation......................................................14

     E.  The control deficiencies.............................................15

         1.  The failure of the back office to attempt to confirm
             bogus options with Asian counterparties..........................15

         2.  The failure of the middle and back offices to obtain
             foreign exchange rates from an independent source................16

         3.  Other deficiencies...............................................18

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     F.  Missed opportunities to detect Mr. Rusnak's fraud....................19

         1.  Failures of Rusnak's superiors to adequately supervise his activity.....................................................19

         2.  Inadequate responses to issues with Rusnak's trading
             that were identified.............................................20

             a.     Prime brokerage account issues............................20

             b.     Difficulties confirming Mr. Rusnak's trades...............21

             c.     The Citibank inquiry......................................22

             d.     AIB's contact with the Allfirst treasurer on market
                    information...............................................23

             e.     The SEC comment letter....................................24

             f.     The 2001 report to the Central Bank of Ireland............25

         3.  Failure of adjacent trader to notice or report on
             Rusnak's activity................................................25

         4.  Failures to fully implement audit and supervisory
             recommendations..................................................25

     G.  The discovery of Mr. Rusnak's fraud..................................25

     H.  The magnitude of the losses..........................................28

CONCLUSIONS...................................................................29

     A.  Loss determination...................................................29

     B.  Responsiveness and cooperation of AIB and Allfirst...................30

     C.  Why the loss was not uncovered and why it was able to grow...........30

         1.  The architecture of Allfirst's trading activity was
             flawed...........................................................31

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         2.  Senior management in Baltimore and Dublin did not
             focus sufficient attention on the Allfirst proprietary
             trading operation................................................31

         3.  Mr. Rusnak was unusually clever and devious. ....................32

         4.  Mr. Rusnak's activities may also have been facilitated by individuals at other firms. ..................................33

         5.  Treasury management weaknesses at Allfirst also
             contributed to the environment that allowed Mr.
             Rusnak's fraud to occur. ........................................33

         6.  The proprietary currency trading business was
             inadequately supervised. ........................................35

         7.  AIB Group Risk, AIB and Allfirst senior management
             groups and the respective Boards assumed that the
             control and audit structures governing the trading
             activities that were being conducted at Allfirst were
             sufficiently robust. ............................................37

         8.  Risk reporting practices should have been more robust............38

         9.  No policy and procedures review..................................39

         10. Scrutiny of Mr. Rusnak's employment arrangement
             was inadequate...................................................39

         11. Failure to appreciate regulatory concerns........................39

         12. A flawed control environment existed.............................40

         13. ALM/risk control deficiencies....................................41

         14. Credit risk deficiencies.........................................42

         15. The risk assessment group failed to adequately review
             the control environment in treasury..............................42

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         16. Mr. Rusnak was allowed to trade on vacations.....................43

     D.  Conclusions..........................................................43

ADDITIONAL WORK...............................................................44

RECOMMENDATIONS...............................................................45

     A.  Business strategy in the trading areas should be reconsidered........45

     B.  AIB should conduct a careful and thorough review of risk-
         management architecture..............................................46

     C.  Changes in the Allfirst/AIB relationship.............................48

     D.  Personnel reviews....................................................49

     E.  Improvement in the control environment...............................50

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                                    OVERVIEW

          This report is submitted by Promontory Financial Group LLC and the law firm of Wachtell, Lipton, Rosen & Katz to advise the Boards of Directors of Allied Irish Banks, p.l.c. ("AIB"), Allfirst Financial Inc., and Allfirst Bank with respect to losses sustained by Allfirst Financial Inc. and Allfirst Bank (together "Allfirst") in foreign exchange trading. The purpose of this report is to advise the Boards in connection with the questions that they have referred to us for our review and advice and it is not intended to represent the definitive report on the matters set forth herein. This report should be regarded as preliminary, because significant leads remain to be pursued. Indeed, the person primarily responsible for these losses, John M. Rusnak, has thus far refused to speak with us, and we have not had an opportunity to talk to the foreign currency traders with whom Mr. Rusnak dealt.

          Our inquiry was authorized by the AIB Board of Directors on February 8, 2002. Thus far, we have interviewed approximately 55 present and former employees of AIB and Allfirst and have reviewed a substantial volume of electronic records and thousands of pages of printed documents. Given the complexity of the matter and the volume of materials to be reviewed, however, our interviews and review of the electronic and documentary record are not complete. We have emphasized from the outset that we believed that 30 days was inadequate to render a comprehensive report. Nevertheless, we understand the Boards' need for timely guidance. Therefore, our work to date has focused primarily on the Allfirst treasury operation and, as this report reflects, we have drawn conclusions in that regard. Although we have confidence in our preliminary conclusions, it is likely that further inquiry will uncover additional material information or provide further clarification and insight into those events and practices of which we are aware.

          The losses here appear to arise out of possible violations of federal and state laws by Mr. Rusnak, and possibly others. Accordingly, the events are being investigated by the United States Department of Justice, bank regulatory authorities and others. Unlike governmental authorities, we do not have subpoena power. Nor do we have the ability to threaten criminal prosecution and other sanctions that governmental agencies may bring to bear. The governmental investigations of this matter, expected to continue for some time, will likely generate material information that is not now available to us.

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          Finally, our review, which covers the substance of the activities in question and highlights the most significant oversight issues, necessarily required us to make judgments as to the credibility of witnesses and to the weight to assign the views and recollections of these witnesses, who, it should be emphasized again, were not under legal compulsion. Based in part upon those judgments, this report summarizes our conclusions on relevant matters, and does not purport to itemize all of the evidence or record all of the views and information received. Moreover, given the time limitation, we were required to make judgments as to how to allocate our attention and resources among a myriad of issues; those judgments necessarily have affected the conclusions we have reached. In this regard, we have not examined the activities of all third parties, such as brokers and external auditors./1/

          That being said, given the available time and resources, we conducted a careful and impartial inquiry that has led us to the following principal conclusions:

          .    The fraud was carefully planned and meticulously implemented by Mr. Rusnak, extended over a lengthy period of time, and involved falsification of key bank records and documents.

          .    Mr. Rusnak circumvented the controls that were intended to prevent any such fraud by manipulating the weak control environment in Allfirst's treasury; notably, he found ways of circumventing changes in control procedures throughout the period of his fraud.

          .    Mr. Rusnak's trading activities did not receive the careful scrutiny that they deserved; the Allfirst treasurer and his treasury funds manager--the principal persons responsible for Mr. Rusnak's supervision-- failed for an extended period to monitor Mr. Rusnak's trading.

          .    At both the AIB Group and Allfirst levels, the Asset and
Liability Committees ("ALCOs"), risk managers, senior management, and Allfirst internal auditors, all did not appreciate the risks associated with Mr. Rusnak's hedge-fund style of foreign exchange trading; even in the absence of any sign of fraudulent conduct, the mere scope of Mr. Rusnak's trading activities and the size of the positions he was taking warranted a much closer risk-management review.

----------------------------
/1/ In particular, because of time pressures and the determination not to interfere with the ongoing audit work of PricewaterhouseCoopers, we did not interview representatives of PricewaterhouseCoopers.

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          .      Allfirst and AIB senior management heavily relied upon the
Allfirst treasurer, given the treasurer's extensive experience with treasury functions and foreign exchange trading in particular. In hindsight, this heavy reliance proved misplaced.

          .      Nothing has come to our attention during the course of our review that indicates that anyone at AIB or Allfirst, outside of the Allfirst treasury group, were involved in, or had any knowledge that, fraudulent or improper trading activity was occurring at Allfirst before the discovery of the fraud.

          While we recognize that there are additional items to be pursued, we are confident in the conclusions and the recommendations as set forth herein.

                               FACTUAL BACKGROUND

A.   The AIB/Allfirst relationship

          In 1983, AIB acquired a substantial stake in Allfirst, then known as First Maryland Bancorp. By 1988, AIB had acquired just under fifty percent of First Maryland's common stock. Early in 1989, AIB carried out a cash-out merger of First Maryland into a wholly-owned subsidiary of AIB. The acquisition of First Maryland furthered AIB's strategic goal of increasing the geographic diversification of its investments and operations. First Maryland was renamed Allfirst in 1999.

          AIB decided in 1989 that, for the most part, the best way to manage its subsidiary in the United States was with a "light hand". It believed that Allfirst's management was strong, and that most foreign firms had not been successful in the United States because they did not allow their American subsidiaries sufficient independence. AIB thus allowed Allfirst to have its own management team and board of directors (with minority representation from Dublin). The one area, however, in which AIB wanted to have a stronger hand was in Allfirst's treasury operation. AIB believed that it had a stronger and more sophisticated treasury operation, and that, by having a strong presence in the treasury area, AIB would have a good vantage point from which to monitor its American investment.

          Accordingly, in 1989 AIB inserted a senior, highly respected AIB executive, David Cronin, into Allfirst's senior management team as treasurer. Mr. Cronin had extensive experience in treasury operations generally. Early in his career, he

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was a currency trader; later he managed an AIB trading operation consisting of some 40 to 50 traders, including currency traders.

          The new treasurer's arrival was not well received. He says that, in his early years at Allfirst, he was viewed as a "home-office spy" and was largely excluded from senior management meetings and interactions. With the arrival of Frank Bramble as Allfirst's chief executive officer in 1994, however, there was an increased openness and collegiality toward the Allfirst treasurer.

          The Allfirst treasurer's reporting relationship was de jure and partly de facto to Allfirst's senior management. Allfirst controlled the treasurer's budget, his salary, and his bonus (although Allfirst's compensation committee has one representative from Dublin). For much of the period from his appointment in 1989 to the present, the treasurer reported to the chief executive officer, though he also reported at times to the chief financial officer. The treasurer's office was located on the floor of Allfirst's headquarters that housed Allfirst's most senior executives, while most of the treasury operation was on a separate, lower floor.

          Nevertheless, despite his position in the senior executive suite at Allfirst, the Allfirst treasurer maintained strong ties to AIB in Ireland. First, he was required to apply AIB policy to the Allfirst treasury operation. Second, he maintained an informal network of former home-office colleagues with whom he discussed business issues. And although Allfirst's senior management in later years, as discussed below, expressed concerns about his performance, AIB's senior management, as well as Allfirst's, respected Mr. Cronin for his treasury expertise. A former AIB chief executive stated that Mr. Cronin's presence in Baltimore gave AIB comfort that Allfirst's treasury was in capable hands. Mr. Cronin was Allfirst's divisional representative on AIB's Group-wide ALCO, as well as a member of the AIB Group's Market Strategy Committee, which was a subcommittee of the Group ALCO. For its part, recognizing AIB's regard for him, Allfirst made Mr. Cronin chairman of its ALCO.

          The Allfirst treasurer's files and telephone records show that he kept in close and constant contact with AIB Group personnel long after he came to Baltimore. In particular, some reported that he had a close relationship with the Group treasurer, Patrick Ryan. On significant policy and strategic matters, for example, the Allfirst treasurer's practice was to engage first in discussions directly with the Group treasurer or other AIB officers in Dublin. After receiving direction from AIB, he obtained whatever

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formal approval was needed from Allfirst directors or officers. The documents obtained from the Allfirst treasurer's files support this statement.

          Even though Allfirst's senior management continued to believe in the treasurer's competence, over time Allfirst's management had increasing problems with his performance. Although Mr. Cronin's written performance evaluations were generally positive, Allfirst chief executive (and later chairman) Frank Bramble and his successor as chief executive, Susan Keating, state that they found the treasurer's energy and commitment levels to be wanting, and his analysis of problems to be often academic and not practical. Moreover, when questions were raised as to the environment in his treasury operations, and in particular, about reports of bullying conduct by the treasurer's key manager, head of treasury funds management Bob Ray, the treasurer was found by the senior management to be highly protective of Mr. Ray.

          Accordingly, Mr. Bramble reports that on several occasions he asked that Mr. Cronin's reporting relationships be changed to better supervise him or that he be removed. Subsequently, Ms. Keating, who had recently been appointed CEO, raised the possibility, in 2000, of having Mr. Cronin report to a new chief financial officer who could more closely monitor his activities. And while senior officers of AIB also recognized that the Allfirst treasurer's levels of energy and commitment were lower than expected, they nevertheless continued to believe that he was the best person for the job at Allfirst, particularly given the limited experience that other senior Allfirst managers had in supervising complex treasury functions, and given that his presence helped to maintain the flow of information from Baltimore to Dublin. AIB also believed it was important for Allfirst's current chief executive to understand treasury operations and this was best accomplished by having Mr. Cronin report directly to the chief executive. Thus, Allfirst's chief executive states that she perceived that AIB would be displeased if the treasurer's reporting line were changed, and, as a result, the Allfirst treasurer remained one of ten executives who reported directly to Allfirst's chief executive. Nevertheless, AIB's chief executive, Michael Buckley, states that he was prepared ultimately to change the Allfirst's treasurer's reporting line or remove him if the existing arrangement did not work out.

          As a result of what became over time a species of dual reporting, the Allfirst treasurer had less consistent and reliable supervision than would otherwise have taken place.

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B.  The structure of Allfirst's treasury

          For most of the relevant time period, Allfirst's Treasury was divided into three "offices": Treasury Funds Management; Asset and Liability Management and Risk Control; and Treasury Operations. Each office has been headed by a Senior Vice President who reports directly to the Allfirst treasurer.

          Treasury Funds Management- the "front office"--has four functions: treasury funding; interest rate risk management; investment portfolio management; and global trading. It is headed by Mr. Ray. Reporting to Mr. Ray in the global trading division are two managing directors. One of the two global trading managing directors is responsible for interest rate derivatives and supervises one other trader. The other is Mr. Rusnak, who was responsible for foreign exchange trading. Mr. Rusnak was promoted to the managing director position in June 2001. Since that promotion, Mr. Rusnak had supervised another foreign exchange trader, one who joined Allfirst in 1986 and is currently the trader with primary responsibility for serving the currency needs of Allfirst's corporate customers. This trader sat next to Mr. Rusnak on a very small trading floor.

          Asset and Liability Management and Risk Control--Treasury's "middle office"--has two vice presidents and an assistant vice president responsible for asset and liability management, a vice president in charge of financial analysis for the Treasury, and a risk control officer. The risk control officer had responsibility for reporting on the traders' compliance with Allfirst's limits on value-at-risk, trading losses and counterparty credit.

          Treasury Operations- the "back office"- is the division responsible for processing, confirming, settling and booking the trades executed by the bank's foreign exchange and interest rate derivatives traders, including Mr. Rusnak's trades. Treasury Operations also includes a portfolio operations function and a vice president in charge of systems and technology.

          Unlike many institutions, the same senior executive charged with ensuring profitable trading was also responsible for effective controls on that trading. Allfirst executives themselves seemed to recognize the importance of an organizational separation between traders and the control functions. For example, some notes prepared by the executive vice president responsible for risk assessment suggest that in March 2001 he discussed with Allfirst's chairman, or at least intended to discuss with him, whether the asset and liability management and risk control function should report to the

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executive vice president responsible for risk assessment, in light of the influence over that function exercised by Mr. Ray, the head of treasury funds management./2/

C.   Mr. Rusnak's hiring, supervision, and compensation

          In 1989, when Mr. Cronin took up the Allfirst Treasury, there were no traders whose main job was proprietary trading. At that time currency trading was not extensive, had small risk limits, and only nominal budgeted revenue.

          In 1990, a trader was recruited to run proprietary trading; the foreign exchange traders reported to him. When the primary proprietary foreign exchange trader left in approximately early 1993, Allfirst's treasury staff began searching for a new one. The hiring process was led by Mr. Ray, the manager who now heads treasury funds management for Allfirst. In July 1993, Allfirst hired Mr. Rusnak away from Chemical Bank in New York, where he had traded currency options since 1989. Mr. Ray states that he hired Mr. Rusnak on the recommendation of a friend who worked at Fidelity Bank, where Mr. Rusnak had worked as a currency options trader from 1986 to 1988. Mr. Rusnak promoted himself as a trader who used options to engage in a form of arbitrage, attempting to take advantage of price discrepancies between currency options and currency forwards. Allfirst had until then engaged in "directional" spot and forward trading, simple bets that particular currencies would rise or fall. Messrs. Cronin and Ray were intrigued by Mr. Rusnak's style of trading, as he claimed it would diversify the revenue stream arising from simple directional trading.

          The Allfirst treasurer, in 1995, considered eliminating or scaling back proprietary currency trading in response to a recommendation by Allfirst's efficiency subcommittee, and raised that possibility in internal memoranda. In the end, he apparently decided to scale back the amount of directional proprietary trading, but did not scale back the use of options and futures in proprietary trading, which was Mr. Rusnak's purported specialty. The treasurer recalls raising his plan to make Allfirst a "niche" currency player with senior personnel in Dublin.

          Within a few months of his hiring in 1993, Mr. Rusnak began reporting to a trading manager who also supervised the proprietary interest rate traders and reported to the treasury funds manager. Mr. Rusnak's reporting line changed in the fall of 1999,

----------------------------
/2/ The chairman has stated he does not recall this discussion. The chairman does, however, recall having had discussions from time to time about the environment within Treasury, including particularly about Ray's behavior (as discussed below in the text).

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when the trading manager left the bank. The treasury funds manager, Mr. Ray, decided not to hire a replacement, in part because of budgetary concerns. Mr. Rusnak then began reporting directly to the treasury funds manager, Mr. Ray.

          Mr. Ray was a long-time Allfirst employee who was generally viewed as being particularly savvy about the financial markets, though reportedly he was someone who was hard on subordinates and others who were less knowledgeable than he. While he had significant experience with interest rate products, his knowledge of foreign exchange was limited. The treasury funds manager does not appear to have devoted significant attention to Mr. Rusnak's proprietary trading, and apparently did not increase his focus on that trading even after the trading manager's departure. And the Allfirst treasurer, despite his own extensive currency-trading experience, nevertheless relied heavily upon the treasury funds manager to supervise Mr. Rusnak.

          The treasury funds manager was highly protective of Mr. Rusnak; he often strongly defended Mr. Rusnak in inquiries by the back office and risk assessment personnel, and even went so far as to attempt to direct the risk assessment group to forward all inquiries regarding Mr. Rusnak's trading activities to him instead of to Mr. Rusnak.

          Mr. Rusnak's annual bonus was directly related to his net trading profits. In effect, Mr. Rusnak received a bonus equal to 30 percent of any net trading profits he generated in excess of five times his salary. Mr. Rusnak's compensation for the past several years was:

Year    Salary        Bonus        Total
------------------------------------------
1997    $102,000          $0      $102,000
------------------------------------------
1998    $104,000    $128,102      $232,102
------------------------------------------
1999    $104,000    $122,441      $226,441
------------------------------------------
2000    $108,000     $78,000      $186,000
------------------------------------------
2001    $112,000    $220,456/3/   $112,000
------------------------------------------

--------------------------------
/3/ Mr. Rusnak was due to receive his 2001 bonus on February 8, 2002--four days after Allfirst discovered his trading fraud. The bonus was not paid.

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Mr. Rusnak appeared to be living a lifestyle consistent with the level of his reported compensation./4/

          Mr. Rusnak was regarded by some fellow employees as strong and confident. Some reported him to be hard working and a good family man. He attended church regularly and served on a parochial school board with the Allfirst treasurer, who lived nearby in the same town. At the same time, however, many at Allfirst--particularly in the back office--found him to be arrogant and abusive. While the treasury funds manager on more than one occasion chided Mr. Rusnak for his conduct toward the back office, he tolerated abusive and disruptive conduct by Mr. Rusnak and praised Mr. Rusnak in his performance evaluations, including Mr. Rusnak's teamwork and interpersonal skills.

          As for his reputation in the market, Mr. Rusnak was perceived as an active trader and a profitable client for the brokers. Many brokerage firms wanted to cover Mr. Rusnak. The brokers and traders heavily entertained Mr. Rusnak, with meals, hotel stays, golf trips, Super Bowl tickets and other travel. He apparently liked to be wined and dined, and the brokers obliged.

D.   Mr. Rusnak's fraud

     1.   Mr. Rusnak's trading strategy
          -----------------------------

          Mr. Rusnak had sold himself to Allfirst as an experienced foreign exchange options trader with an arbitrage style of trading. He told his managers and certain of his trading partners that he engaged in an arbitrage between foreign exchange options and the spot and forward markets. He claimed that he consistently could make money by running a large option book hedged in the cash markets. Such an approach would involve buying options when they are cheap relative to cash (when the implied volatility of the option is lower than its normal range), and selling them when they are expensive (when the implied volatility is higher than normal).

          In fact, however, much of Mr. Rusnak's trading was linear, directional trading (bets that the market would move in a particular direction). The majority of his real positions were simple currency forwards. He also bought some foreign exchange

-----------------------------
/4/ The compensation of Mr. Rusnak's superiors in Allfirst's Treasury, however, was not tied to Mr. Rusnak's trading, but was based upon a plan, in which senior employees at Allfirst generally participated, that was related to the bank's profitability as a whole.

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options with "high deltas" (options that were "deep in the money" and had large premiums). He traded in "exotic" options, although the trading in these products was infrequent.

     2.   The bogus options
          -----------------

          Mr. Rusnak sustained substantial losses at some point in or about 1997, and it was around that time that his fraudulent activities may have begun. Using currency forwards, Mr. Rusnak apparently bet wrongly on the movement of the Japanese yen--he bought a great deal of yen for future delivery, only to see the value of the yen, and thus his forward positions, decline. To hide his losses and the size of his positions, he created fictitious options. These fictitious options also tended to give the appearance that his real positions were hedged.

          Mr. Rusnak found a clever way to get the bogus options onto Allfirst's books. Typically, he would simultaneously enter two bogus trades into Allfirst's trading system. For example, he would claim that he had sold a deep-in-the-money put option on Japanese yen to a counterparty in Tokyo or Singapore. At the same time, he would claim that he had purchased an offsetting option from the same purported counterparty.

          The two options would involve the same currency, and the same strike price, and they would offset each other from a cash standpoint: the first would involve the receipt of a large premium; and the second would involve the payment of an identical premium; accordingly, there would be no net cash in or out. There was one significant difference in the terms of the offsetting options: the option involving the receipt of a premium would expire on the same day it was purportedly written, but the other option would expire weeks later (typically in a month or so).

          The trades made no sense for a number of reasons. Most significantly, with real options, the different expiration dates should have resulted in different premiums. Moreover, it made no sense that the deep-in-the-money option would expire unexercised by the counterparty.

          Mr. Rusnak's bogus options were designed to exploit weaknesses in the control environment around him. Allfirst prepared no reports listing the expiring one-day options. And so no one at Allfirst paid any attention to them. In part, this was due to the fact that the system being used by Allfirst for options did not automatically alert supervisors if such options were not exercised.

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          At the same time, Mr. Rusnak took advantage of an even bigger hole in the control environment: a failure in the back-office consistently to obtain transaction confirmations. Initially, Mr. Rusnak created bogus broker confirmations to validate his deals, but, with occasional exceptions, he stopped doing that in September 1998. Mr. Rusnak instead apparently managed to persuade an individual in the back office not to seek to confirm the purported pairs of options. There was no need for confirmations, he apparently argued, because there was no net transfer of cash. Perhaps this practice suited the convenience of the back-office staffer; the bogus options were purportedly with the Tokyo or Singapore branches of major international financial institutions, and to have made confirming telephone calls would have required the employee to work in the middle of the night.

          The upshot is that Mr. Rusnak's scheme empowered him to create, at will, assets on Allfirst's books--false assets--without ever having to pay for them. At the end of a day when he entered the pair of bogus options, the liability represented by the one-day bogus option would not appear on Allfirst's books. What was left--and what did appear on the books--was the purported unexpired deep-in-the-money option for which Allfirst had supposedly paid a large premium. The Allfirst balance sheet would reflect that the bank was holding a valuable asset--one that concealed the losses in Mr. Rusnak's directional spot and forward trades. Mr. Rusnak would effectively keep the seemingly valuable but nonexistent asset on his book by repeatedly rolling it over into new bogus options as the original ones purportedly came due.

     3.   The prime brokerage accounts
          ----------------------------

          Meanwhile, in his real trading, Mr. Rusnak generally continued to lose money in spot and forward transactions, and as he did so, he wrote more and more of the bogus options to cover up his losses. (There were a few months in late 1999 when he apparently made some money back and reduced his bogus options positions, but that was short-lived.) From 1999 on, the majority of the real, money-losing trading activity was conducted pursuant to "net settlement" agreements that Mr. Rusnak established with various financial institutions, including Bank of America and later Citibank (when his principal trading contact at another institution moved there). The net settlement arrangements with Bank of America and Citibank subsequently evolved into "prime brokerage accounts."

          Under the prime brokerage agreements, spot foreign exchange transactions between Allfirst and its counterparties were settled with the broker and "rolled" into a

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forward transaction. At the end of each day, all spot foreign exchange trades were swapped into a forward foreign exchange trade between the prime broker and Allfirst. These forward trades were cash settled in dollars at a fixed date each month. No settlement or cash collateral moved on these accounts on any other date. Prime brokers make money by receiving an agreed upon fee for settlement of foreign exchange spot transactions ($8 to $10 per million settled) and also typically charge full bid-offer pricing on the forward transaction rolls.

          These accounts enabled Mr. Rusnak to increase significantly the size and scope of his real trading. It effectively permitted Allfirst to make trades in the prime brokers' names, and it effectively made the prime brokers the back office for those trades. Prime brokerage accounts are commonly used by hedge funds and other active traders, and--except for the monthly settlements and lack of collateral requirements (most prime brokerage arrangements call for daily mark-to-market collateral)--the terms of Allfirst's arrangements with its prime brokers were not particularly unusual. Such accounts are, however, unusual for banks and are not used by AIB's foreign exchange traders. Nonetheless, Mr. Rusnak managed to convince his supervisors, including the Allfirst treasurer, that the accounts made sense for Allfirst because they would eliminate the need for extensive back office operations.

          The investigation revealed bogus deals in Allfirst's records of prime brokerage activity. Such deals were input by Mr. Rusnak in the DEVON system (the system used to record prime brokerage account trades) and later reversed prior to the monthly settlement.

     4.   Mr. Rusnak's usage of Allfirst's balance sheet
          ----------------------------------------------

          Through his use of the prime brokerage accounts, Mr. Rusnak's trading activity grew. So did his losses and the bogus option positions. And so grew his use of Allfirst's balance sheet. At some point in 2000, the Allfirst treasurer directed that trading income should reflect a charge for the cost of balance-sheet usage. The new cost of carry was formally calculated from January 2001 and included in treasury and Allfirst management reports./5/

----------------------------------
/5/ That report--which shows how foreign-exchange trading revenue appeared to have more than doubled from $6.6 million to $13.6 million, while trading income overall, when netted for the cost of funds, only increased by about $1.1 million--illustrates how Mr. Rusnak was seemingly using more and more of the balance sheet and getting little in return.

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          In 2001, Mr. Rusnak's balance sheet usage drew the attention of the finance department, auditors and others (including Mr. Ray, who noted that Mr. Rusnak's earnings were inadequate to justify his use of the balance sheet). Numerous witnesses recall that following inquiries by audit and internal finance, the treasury funds manager directed Mr. Rusnak to reduce his balance sheet usage. With this change, Mr. Rusnak needed a new source of funds.

     5.   The deep-in-the-money options
          -----------------------------

          Mr. Rusnak's solution, beginning in February 2001, was to sell real yearlong, deep-in-the-money options. These options enabled Mr. Rusnak to fund his losses and keep trading. For example, he sold put options that had exercise prices far above the values of the foreign currencies involved and that, as a consequence, carried large premiums. Eventually, he sold five such options for a total of $300 million. These options thus raised a large amount of cash that was used to help fund the monthly settlement of Mr. Rusnak's foreign exchange forward transactions. The options also allowed Mr. Rusnak to augment his core directional position: for example, he sold yen puts against the dollar, which reinforced his long spot and forward positions in yen.

          These real, deep-in-the-money options were essentially synthetic loans made to Allfirst by the counterparties, which included Citibank and Bank of America. Mr. Rusnak was not shy in describing his reasons for entering into the transactions. In e-mails to counterparties proposing the transactions, he made clear that he was using the funds to raise money for his trading activities. Mr. Rusnak even informed one counterparty: "I have come to you with a problem, we need to outsource our balance sheet funding."

     6.   More bogus options
          ------------------

          The real options Mr. Rusnak sold were liabilities of Allfirst. And they were recorded as liabilities on Allfirst's books--initially. But to disguise his losses and his new method of funding them, Mr. Rusnak needed to get them off the books. To do that, he turned again to bogus options--deals that were purportedly transacted with the counterparties to the original deep-in-the-money options, and that gave the impression that the original options had been repurchased. The result, of course, was that Allfirst was saddled with massive, unrecorded liabilities.

          After these transactions, Mr. Rusnak's balance-sheet usage appeared to decline. This apparent decline was temporary. Accordingly, Allfirst's treasurer

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continued to be concerned about Mr. Rusnak's use of the balance sheet. In late
2001, the treasurer ordered Mr. Rusnak to get the net-asset figure down to less than $150 million by the end of the year.

     7.   Mr. Rusnak's manipulation of the Value at Risk calculation
          ----------------------------------------------------------

          Mr. Rusnak manipulated the principal measure used by Allfirst and AIB to monitor his trading: Value at Risk (VaR). VaR is a statistical measure used to estimate the maximum range of loss that is likely to be suffered in a given portfolio. Allfirst uses a VaR model developed by AIB Group. The specific application used in Allfirst to measure Allfirst VaR and stop-loss was developed in-house by Allfirst treasury risk control personnel. Using Monte Carlo simulation techniques, the model generates 1,000 hypothetical foreign exchange spot and volatility rates and calculates the resulting profit or loss. The value-at-risk is equated to the tenth-worst outcome produced by the simulation, which yields a 99 percent level of statistical certainty. One way in which Mr. Rusnak manipulated the VaR figures was through the bogus options he created: those options, as noted, appeared to hedge his real positions, and so they reduced the VaR.

          But Mr. Rusnak had another technique to manipulate VaR: false figures for so-called "holdover" transactions. Such transactions created the illusion of reducing Mr. Rusnak's open currency position--a necessary step because Mr. Rusnak often had huge open positions notwithstanding his bogus options positions. (The larger the open position, the higher the calculated VaR.) Mr. Rusnak achieved this scheme by directly manipulating the inputs into the calculation of the VaR that were used by an employee in Allfirst's risk-control group. Thus, while that employee was supposed to independently check the VaR, she relied on a spreadsheet that obtained information from Mr. Rusnak's personal computer and that included figures for so-called "holdover" transactions--transactions entered into after a certain hour toward the end of each day. But these transactions were not real and, indeed, unlike the bogus options, were not even entered on to the bank's trading software. They were simply a way to manipulate the spreadsheet used to calculate the VaR. A simple check to see if the holdover figures were captured in the next day's trading activity would have caught this scheme. Such a check never occurred, even though internal audit and treasury risk control were aware that Mr. Rusnak appeared to engage in frequent holdover transactions.

          Mr. Rusnak's use of these holdovers was pervasive. Finance professionals from AIB determined that in a three-month period, holdover positions were used on 52

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out of 58 days sampled. The fraud was so inelegant that on some occasions, Mr.
Rusnak would leave the same holdover position running for three straight days. No one caught it.

          This gross manipulation of VaR undermined the prime measure used by management to monitor trading. Indeed, VaR limits were the only statistic specific to foreign exchange trading risk provided in the ALCO briefing books. The Treasury Funds policy set Allfirst's foreign exchange trading VaR limit no higher than a relatively conservative $2.5 million. Mr. Rusnak was allocated $1.55 million of that risk, and he rarely exceeded that level, as far as the bank's systems showed. In reality, however, Mr. Rusnak was consistently violating his VaR limits by wide margins. The VaR calculation was rendered virtually useless because it reflected, among other things, both the bogus options in the trading system as well as the holdover figures--substantial positions that did not exist.

          Mr. Rusnak also engaged in a practice of entering false foreign exchange forward transactions in DEVON and reversing them before the next settlement date. This practice was another means to manipulate the apparent open foreign exchange position used to calculate the VaR.

E.   The control deficiencies

          The unfortunate story of Mr. Rusnak's fraud came as the result of numerous deficiencies in the control environment at Allfirst treasury. No single deficiency can be said to have caused the entire loss.

     1.   The failure of the back office to attempt to confirm bogus options
          ------------------------------------------------------------------
          with Asian counterparties
          -------------------------

          The most critical risk control lapse was in the operation of the back office with respect to confirmation of trades. The ostensible policy at Allfirst treasury was to confirm all trades, as they should be under the basic standard practice in the industry. But Mr. Rusnak was somehow able to bully or to cajole the operations staffer responsible for confirming Mr. Rusnak's trades into not confirming all of them. The staffer claims that, due to the absence of any net cash payment and the difficulty in confirming trades in the middle of the night, a decision was made at a meeting in early 2000 attended by other treasury staff senior to him not to confirm offsetting pairs of options trades with Asian counterparties. We have been unable to confirm this account with any of the other alleged attendees. And this account is inconsistent with the fact that the practice of not confirming the pairs of Asian options began well before 2000.

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     2.   The failure of the middle and back offices to obtain foreign exchange
          ---------------------------------------------------------------------
          rates from an independent source
          --------------------------------

          Allfirst's internal audit and risk assessment units also failed to uncover Mr. Rusnak's fraud, although from time to time they raised serious issues concerning controls in the trading area. Unfortunately, the issues they raised frequently not pursued in a sufficient manner or appropriately elevated to higher levels at Allfirst. In at least one instance, a significant problem in treasury controls noted by audit--the failure of the back office to obtain independent prices for foreign exchange transactions--was reported to have been addressed by treasury management, only quickly to relapse.

          Allfirst's Funds Management Policy provided that revaluations of monthly "trading positions will be handled by the Treasury Operations Manager . .. . using prices obtained from sources independent of the FX traders." In 1998, however, internal audit cited the Allfirst treasury for not obtaining monthly foreign exchange prices independently of the traders--a concern the OCC had raised three years earlier--but the audit report noted management's representation that in response to the audit, "foreign currency rates are now obtained independent of the trading desk." An internal audit of foreign exchange operations two years later confirmed that the monthly rates were obtained from an independent source.

          In July 2000 a risk assessment analyst responsible for treasury raised the concern that the daily rates were not being obtained from an independent source. At one time, revaluation rates were printed from Reuters and checked by treasury risk control. But in 2000, the treasury risk control analyst proposed developing a spreadsheet that would accomplish a direct data drop from Reuters and eliminate the need to manually check rates. Mr. Rusnak insisted that he needed access to the rates to monitor his VaR (ostensibly to prevent breaches of his VaR limit) and he suggested creating a feed into the database from one of his files. So the analyst developed a system where rates were downloaded from Mr. Rusnak's Reuters terminal to his personal computer's hard disk drive, and then fed into a database on the shared network, making it accessible to the front, back, and middle offices. The risk assessment analyst met with the treasury risk control analyst during the course of her regular quarterly review and learned of this foreign exchange pricing spreadsheet. Her contemporaneous notes of that meeting state: "This is a failed procedure" and "technically, the trader/s could manipulate the rates." She asked the risk control analyst why operations could not obtain the rates independently and he replied that Allfirst would not pay for a $10,000 data feed from Reuters to the back office.

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

          The risk assessment analyst apparently did not alert senior management to the dangers inherent in the pricing spreadsheet at that time, but instead undertook to follow up herself. Some months later, the treasury risk control analyst informed her that he was working on a full automation of the revaluation process that would utilize direct data feeds from Reuters and thus bypass Mr. Rusnak's computer.

          Nevertheless, during her quarterly review after the close of the first quarter of 2001, the risk assessment analyst and her soon-to-be successor asked Mr. Rusnak directly to e-mail them the spreadsheet and, upon reviewing it, immediately discovered it was corrupt: the cells for the yen and euro--the two currencies in which Mr. Rusnak traded the most--had links to Mr. Rusnak's computer that detoured outside of Reuters. Accordingly, risk assessment downgraded the "Control Market Risk" rating in the first quarter 2001 Risk Assessment Report from "Good" to "Weak"; but that downgrade lowered the overall "Quality of Risk Management" rating (which is much more visible in the Report) only to "Acceptable."

          Upon noticing the downgrade of market risk, the senior vice president in charge of asset and liability and risk control discussed the problem with the head of treasury operations and their superior--Allfirst's treasurer. The executive vice president in charge of risk assessment also became aware of the problem. The chosen solution was to create a computer disk that only the back office could access that would be used to download prices directly from Reuters (although the download would occur at Mr. Rusnak's computer terminal). But despite prodding from risk assessment and a continued downgrade in the second-quarter Risk Assessment Report, operations did not begin using the disk until October 2001. Thus, fourteen months after the risk assessment analyst discovered that the source of daily foreign exchange rates was not independent, and approximately six months after she discovered that the rate spreadsheet was corrupt, Allfirst finally remedied the problem.

          Despite the discovery that Mr. Rusnak could have been manipulating his prices--a key input into the bank's back office and risk control functions--there was no attempt to examine if in fact he had been doing so, or to otherwise scrutinize the controls surrounding his activities. Internal audit personnel, who were also made aware of the issue, say they took comfort from the fact that the prices Mr. Rusnak was providing to the back office at the time the control was fixed did not vary from the prices available from an independent source. However, investigation by AIB trading experts has revealed that Mr. Rusnak had in fact engaged in price manipulation; he seems to have halted the practice only in April 2001, around the time risk assessment obtained a copy of the

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

pricing spreadsheet he had corrupted. The effect of this price manipulation was to distort the profitability of Mr. Rusnak's trading to keep Mr. Rusnak within the stop-loss limit that Allfirst established for him. This manipulation was mostly through the use of fictitious forward points.

     3.   Other deficiencies
          ------------------

          There were also deficiencies in internal audit, as well as in the treasury risk control and credit risk review areas. In 1999, internal audit of treasury operations undertook no sample of Mr. Rusnak's transactions to see if they had been properly confirmed. In August 2000, a further internal audit of treasury operations sampled 25 transactions to see if they had been properly confirmed. Of those 25, only one was a foreign exchange option (the majority of the transactions sampled were exchange-traded products that had relatively low confirmation risk). The one foreign exchange option sampled turned out to be genuine. Yet roughly 50 percent of the 63 foreign exchange options on the books at that time were bogus. Had the auditors included even just a few additional options in their sample of transactions, the overall probability of detecting a bogus one would have increased dramatically./6/

          Allfirst internal audit appears to have suffered from inadequate staffing, lack of experience, and too little focus on foreign exchange trading as a risk area. Internal audit devotes at most two full-time auditors to auditing all of treasury. Neither of those treasury "specialists" in recent years has had a background or training in trading activities, let alone foreign exchange. The treasury audit responsibilities rest with the same team responsible for trusts (another important audit area), and the manager of that team appears to have had little trading expertise and to have done little to supervise the few treasury auditors he did have. (Indeed, this audit manager appears to have failed even to initial the work papers for the last trading audit.) Beyond audit, there are other staffing problems. The entire risk assessment department only amounts to two people who are responsible for assessing risk company-wide at Allfirst. And treasury risk control devoted only one full time employee to measuring trading risk in the foreign exchange portfolio. She was extremely inexperienced and appears to have received little support or supervision from others in treasury risk control. (For its part, AIB Group internal audit did not have a mandate to audit any of Allfirst's businesses, although AIB

-----------------------------
/6/ Checking one more foreign exchange option would have increased the probability of finding a bogus one to approximately 75 percent; checking two more, to about 86 percent; four more, to over 95 percent; and so on.

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Group internal audit undertook a review of Allfirst's treasury in 1994 at the request of Allfirst's treasurer.)

          For their part, the middle office and the credit risk review area failed to investigate the frequent instances where Mr. Rusnak exceeded the counterparty credit limits that AIB and Allfirst had established for foreign exchange trading. For example, both treasury risk control and credit risk review were made aware that Mr. Rusnak had breached by $86 million the $100 million foreign exchange credit line that AIB and Allfirst had set for UBS. For purposes of the credit exception reporting, the overage was attributed simply to "trader error." Neither the middle office nor the credit group questioned why Mr. Rusnak had incurred an exposure to UBS as large as $186 million. Nor did they raise flags as similar instances of substantial "trader errors" piled up over the rest of that year. Because many of Mr. Rusnak's credit line breaches were in respect to settlement risk only, however, one reason his actions received less attention than might otherwise be expected was that by the time the breaches were noticed, the trades had settled and the overages had therefore been eliminated. Interviews revealed that neither the middle office nor the credit group considered itself responsible for investigating such excesses. Each believed it was the other's job to analyze credit limit overages; each believed its own role was merely to report them.

F.   Missed opportunities to detect Mr. Rusnak's fraud

          Our inquiry thus far has also revealed that the history of Mr. Rusnak's trading reveals the following missed opportunities for Allfirst or AIB to have detected Mr. Rusnak's fraud:

     1.   Failures of Rusnak's superiors to adequately supervise his activity
          -------------------------------------------------------------------

          Allfirst's treasury missed some critical opportunities to detect Mr. Rusnak's fraud. They resulted from the failure of Mr. Rusnak's supervisors--his departed trading manager, the treasury funds manager, and the treasurer--to examine in any depth Mr. Rusnak's positions and trades. Such a review should have occurred as a matter of course, but certainly should have taken place given the overall size of Mr. Rusnak's positions, of which Mr. Rusnak's superiors in Allfirst treasury, were aware. Such a review would have cast into doubt Mr. Rusnak's purported trading strategy. For example, no one in Allfirst treasury noticed the options that supposedly expired unexercised the day they were purchased--transactions that were not merely suspicious, but nonsensical. Rudimentary checks, such as taping Mr. Rusnak's telephone line, also were not in place.

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          Another crucial lapse was the failure to examine Mr. Rusnak's daily profit-and-loss ("P&L") figures and to reconcile them against the general ledger. If a properly reconciled daily P&L for Rusnak had been watched, questions would have certainly been raised, because it would have shown that Mr. Rusnak's P&L swung wildly during this time period and frequently exceeded his stop-loss limit.

     2.   Inadequate responses to issues with Rusnak's trading that were
          --------------------------------------------------------------
          identified
          ----------

          a.   Prime brokerage account issues
               ------------------------------

          Beyond this, Allfirst treasury personnel failed to give sufficient attention to issues about Mr. Rusnak's trading that were identified. For example, in April 1999, treasury operations informed the treasurer that Mr. Rusnak had occasionally instructed the back office to perform what Mr. Rusnak called "controlled settlements"--an irregular practice of withholding payment on trades in a manner designed to eliminate settlement risk. At around the same time, the back office complained about the inability to obtain confirmations for transactions in the various prime brokerage accounts. And treasury risk control was concerned that the feature of the prime brokerage account that allowed Mr. Rusnak to net trades at the end of each day would prevent it from determining if there had been off-market trades with a particular counterparty during the day.

          These issues were brought to the treasurer, who called a meeting with, among others, Mr. Rusnak; his trading supervisor, the treasury funds manager; the head of risk control; and the head of the back office. Mr. Rusnak and his front office supervisors asserted that the problems stemmed from the back and middle office's failure to understand how the prime brokerage accounts worked. The Allfirst treasurer directed that the treasury funds manager bar Mr. Rusnak from using the prime brokerage accounts for a period of time. After a brief hiatus (and after the monthly net transactions were confirmed), Mr. Rusnak was allowed to resume trading.

          The Allfirst treasurer, however, insisted that in the future there be an audit trail of each prime account trade entered into during the day. And the treasury funds manager agreed that he and Mr. Rusnak's supervisor would review all of Mr. Rusnak's trades "and the rationale behind each trade." As for the back office, it developed written policies under which it was not responsible for confirming the individual prime account trades, but rather the net daily settlement. But neither the front-office commitment nor the back-office policy was carried out. There is no evidence that the front office supervisors scrutinized each of Mr. Rusnak's trades. And the back office did not always

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

confirm the end of day prime settlement. All of these control failures would be exploited by Mr. Rusnak.

          The spring 1999 prime brokerage account issues highlighted another pattern of Mr. Rusnak's behavior at the bank--his temper and bullying behavior. Numerous witness have described this period as one of extraordinary contention within Allfirst treasury. Mr. Rusnak, in particular, was singled out for his berating of the back office and, according to some contemporaneous documents, threatening to have back office employees fired. This behavior was brought to the treasurer's attention by the head of the back office who gathered up e-mails from numerous people on his staff attesting to Mr. Rusnak's aggressive actions towards back office personnel. Other than calling a meeting and asking that treasury employees treat each other respectfully, it appears that the treasurer took no significant action.

          b.   Difficulties confirming Mr. Rusnak's trades
               -------------------------------------------

          Difficulties confirming Mr. Rusnak's trades were a recurring phenomenon for the back office. On those occasions where a back-office staffer called attention to an unconfirmed trade, Mr. Rusnak would from time to time produce confirmations that would not match the trade he had booked. For example, in or about June 2000, the back office questioned the absence of a confirmation for a trade Mr. Rusnak had executed on an earlier date. Mr. Rusnak produced a confirmation indicating that he did the trade the same day the back office questioned it, rather than the day Mr. Rusnak first booked it. Treasury management accepted the late confirmation without exploring the readily discernible possibility that Mr. Rusnak had entered the trade only after the back office had flagged it. The failure by treasury management to follow through on back office inquiries may have contributed to an attitude among operations staffers that the confirmation process was a pointless formality. The back office, moreover, perceived a management bias to favor traders when back-office issues arose, since the traders were the ones making money for the bank./7/ Difficulties in confirming trades in the price brokerage account also arose in 2001.

-----------------------------
/7/ The evidence shows that the Allfirst vice president in charge of operations for derivatives and foreign exchange suggested notifying Allfirst's internal auditors of these confirmation problems, but no one alerted the auditors.

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          c.   The Citibank inquiry
               --------------------

          The sheer size of Mr. Rusnak's positions and trading provided other opportunities for Allfirst and AIB to examine Mr. Rusnak's trading more closely. In March 2000, for example, AIB's Group treasurer, Mr. Ryan, received an inquiry from Citibank about a large gross monthly prime-account settlement that was due to occur at the beginning of April. We understand that Citibank asked Ryan whether Allfirst could cover the transactions, in which more than $1 billion was expected to be exchanged with Citibank. The Group treasurer responded in the affirmative, but nevertheless followed up by having an AIB Group treasury staff member look into the matter. Rather than making an inquiry of Allfirst treasury, however, the AIB Group treasury staff member asked Allfirst's risk-assessment staff to make a "discreet" inquiry at Allfirst about the matter. The risk-assessment personnel looked into the matter (but was constrained given the AIB officer's direction that it be done discreetly)/8/ and explained to AIB that Allfirst had recently entered into a prime account with Citibank and that the transaction was to be a net settlement, such that Allfirst's billion-dollar liability was more than offset by a larger figure owed by Citibank. Both AIB and Allfirst were satisfied with this explanation, which was accurately described the net settlement process; but no one at either bank followed up with any inquiry as to why the offsetting gross Citibank positions were so large./9/

          Notes prepared by Mr. King, the Allfirst executive vice president of the risk assessment group, reflect apparent conversations with Allfirst's chairman about the Citibank inquiry and the explanation for the $1 billion settlement item and about Mr. Ray's openness to inquiries about his traders./10/ The Allfirst chairman does not recall having such conversations with the executive vice president, and the chairman's calendar indicates that he was on vacation on one of the days that appears on the notes. The

-----------------------------
/8/ The Allfirst risk assessment analyst advised the executive vice president responsible for risk assessment about the communications with the AIB staff member.

/9/ We note that one press account has asserted that, in 2001, officials from Bank of America flew to Dublin to meet with AIB personnel with respect to a "disputed transaction" involving Mr. Rusnak. We have found no oral or documentary evidence at Allfirst and AIB to substantiate that account, and a representative of Bank of America has advised Allfirst that the press account is false.

/10/ Mr. King's notes are reasonably detailed and highly critical of the treasury operation and the environment there. We are not certain whether they were in fact ever used in meetings with the chairman or anyone else. The chairman denies that many of these issues were raised with him.

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chairman does recall, however, having had conversations from time to time about
Mr. Ray's behavior, and, recalls having once told Mr. Cronin that Mr. Ray's behavior had to change or he would have to be fired.

          AIB also had other indications of the size of Mr. Rusnak's trading. Allfirst's 1999 and 2000 10-K filings, for example, clearly illustrated that the notional value of Allfirst's foreign exchange trading was in the billions of dollars. In addition, some AIB file notes, prepared in 1997 by a manager of AIB's SALM, who reported to the Group treasurer, indicated an awareness that, at that time, "[Allfirst's] average FX option book is $1bn nominal," that "John Rusneck [sic], [Allifirst's] FX options dealer, was accountable for 95% of [Allifirst's] FX risk," that "[a]bout 100 transactions are dealt per day, c.80% are speculative and 20% corporate-driven."

          d.   AIB's contact with the Allfirst treasurer on market information
               ---------------------------------------------------------------

          In late May 2001, a market source suggested to AIB that Allfirst was engaging in very heavy foreign exchange trading. The market source did not refer, however, to specific trades, nor did he name Mr. Rusnak./11/ This prompted a telephone call directly to Allfirst's treasurer from Mr. Buckley. Mr. Buckley says it is his practice directly to call an executive in charge of a matter; Allfirst's other senior executives were not made aware of this AIB inquiry. After looking into the matter, the Allfirst treasurer responded orally and in writing that there had been no unusual or extra large transactions in the last two weeks, and that Allfirst's average turnover was $159 million. (In fact, the turnover figure was at least three or four times greater during the period following the memo.) The written response to this inquiry was a forceful and categorical denial of any problem./12/ This response satisfied AIB.

-----------------------------
/11/ On a single day earlier that month, Mr. Rusnak had executed four transactions--two with Citibank and two with Bank of America--that involved a total of about $1.6 billion in notional value. We do not know whether the market source's statement was prompted by these particular transactions.

/12/  The Allfirst treasurer's memo, dated May 25, 2001, states:

          To bring closure to our conversation earlier today about foreign exchange turnover, I confirm that we have had no unusual or extra large transactions in the last two weeks with counterparties locally or in London. Our daily average turnover in this period was $159M.

          To the extent that someone who spoke to you has anxieties with respect to our activities it could be explained by our concentration of turnover with two institutions i.e. Citi and Bank of America. We transact 90% of our dealings via "Prime" clearing accounts with these banks. This is done to

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          Perhaps in reaction to the inquiry from AIB, the Allfirst treasurer began to focus on Mr. Rusnak's activities. He asked for, and in mid-June 2001, began to receive, daily reports on the number and notional amounts of proprietary foreign exchange transactions. These reports clearly showed that Mr. Rusnak was an extraordinarily active trader. They showed that he traded instruments with notional positions totaling hundreds of millions of dollars-- and sometimes billions of dollars--each day. On some days the turnover reached nearly $4 billion, more than 20 times the amount the treasurer told Mr. Buckley was the daily turnover in response to his May 2001 inquiry.

          Rusnak's trading activity also drew some attention in connection with financial reporting at AIB. In connection with the process in February 2001 to prepare the year-end 2000 financial reports, personnel in the financial reporting units of both Allfirst and AIB Group raised questions about the extent to which Rusnak was using the balance sheet and the size of the cash flows generated by his activity. In order to respond to queries by AIB Group's financial reporting unit and to satisfy their own concerns Allfirst's controller and Allfirst's director of financial and regulatory reporting met with the head of treasury funds management. At around the same time, representatives of internal audit met with him to discuss the reasons for Mr. Rusnak's increased trading activity. The funds management chief apparently explained to both financial reporting and internal audit the purported strategy behind Mr. Rusnak's trading activity and said that it was relatively low risk. This information was relayed to AIB Group financial reporting.

          e.   The SEC comment letter
               ----------------------
          Finance officials at Allfirst focused on foreign exchange trading a second time in September or October of 2001. At that time, the SEC had sent a comment letter on Allfirst financial statements. Among the SEC's questions, which touched on numerous topics, was an inquiry into the cash flow related to foreign exchange activity. In researching the issue, the Allfirst financial reporting unit determined that Allfirst had at that time, large offsetting foreign positions. As a result of their concerns, they asked internal audit to pay special attention to trading in an upcoming treasury audit.

-------------------------------------------------------------------------------

          minimize counterparty exposure using a monthly netting arrangement. It is ironic that initiatives to minimize one risk can understandably be misinterpreted as giving rise to another.

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          f.   The 2001 report to the Central Bank of Ireland
               ----------------------------------------------

          In January 2002, a member of the financial reporting team at Allfirst sent certain Allfirst year-end financial reports to AIB for inclusion in a Group submission to the Central Bank of Ireland. The report showed open foreign exchange positions with a value in excess of $100 million. Upon receiving the report, AIB contacted the Allfirst treasurer, who asked another Allfirst finance officer to look into the matter.That officer appears to have discussed the matter with Mr. Rusnak, who asserted that the prime account positions were incorrectly reported. According to the member of the financial reporting team, it was determined that he had reported the values of the positions as of their trade date, whereas he should have used year-end values.

     3.   Failure of adjacent trader to notice or report on Rusnak's activity
          -------------------------------------------------------------------

          The trader responsible for covering customer foreign-currency trading sat next to Mr. Rusnak on the trading desk. They had separate telephone lines and a common one. They also shared a Reuters terminal. At times when Mr. Rusnak was away from the desk, Mr. Rusnak would communicate with the other trader about his (Mr. Rusnak's) trading activity. The customer trader has denied any knowledge of improper conduct.

     4.   Failures to fully implement audit and supervisory recommendations
          -----------------------------------------------------------------

          While there were no substantial red flags raised in the reports of internal audit and risk assessment and supervisory examinations of the treasury operations in the years in which the fraud was occurring that would have risen to the level of clear attention by the Allfirst audit committee and board, there were a number of recommendations relating to treasury control structures that were noted over time. While some of these recommendations were implemented, a number of others do not appear to have been fully addressed. There does not appear to have been any rigorous procedure in internal audit for ensuring that suggestions made by audit, risk assessment or in supervisory examinations were fully followed through in the context of the Allfirst treasury operations.

G.   The discovery of Mr. Rusnak's fraud

          The beginning of the end of Mr. Rusnak's scheme came in early December 2001. The direct supervisor of the back office employee charged with confirming foreign exchange options had visited the employee's office, and noticed on the employee's desk

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two trade tickets that did not have confirmations attached. The back-office supervisor asked if the trades were valid ones; the employee stated that they were. When the supervisor asked to see the confirmations, the employee said the trades did not require confirmations because they offset each other and were with Asian counterparties.

          The back-office supervisor replied that all trades require confirmations, regardless of any offset and irrespective of the counterparty; but that, in any event, the trades in question did not offset each other because the options had different expiration dates. The back-office supervisor states that he directed the employee to confirm the two option trades, and all similar trades in the future. (The employee claims that the supervisor told him simply to "look into" the possibility of confirming the Asian trades.) The employee mentioned nothing about any similar pairs of trades that had not been confirmed, and since he never reported any problem confirming the two trades at issue, the supervisor assumed those trades had been confirmed.

          Meanwhile, as already noted, in late November or early December 2001, the Allfirst treasurer had directed that the currency-trading balance sheet position be reduced to below $150 million. When he returned in January from a vacation in Ireland, he noticed that the balance sheet position had fallen below $150 million by the year-end, just as he directed. But in mid-January, it suddenly spiked upward in one day to well over $200 million. The Allfirst treasurer also noticed at that point that the December turnover in foreign exchange trading was $25 billion. That greatly surprised him. The Allfirst treasurer states that, at this point, he became very concerned about Mr. Rusnak's trading.

          Accordingly, in mid-January, the Allfirst treasurer proposed to the treasury funds manager, Mr. Rusnak's direct supervisor, the possibility of closing down Mr. Rusnak's trading positions. The treasurer believed that shutting Mr. Rusnak down would reveal any problems with his trading. The treasurer asked Mr. Rusnak's supervisor to determine what it would cost to close Mr. Rusnak's positions. Mr. Rusnak's supervisor ultimately opined that would cost $500,000 to close Mr. Rusnak's positions immediately, or $300,000 to close them out gradually over the next few weeks. The Allfirst treasurer states that he then instructed the supervisor to see that Mr. Rusnak's positions be closed out in about two weeks. (Mr. Rusnak's supervisor does not recall this exchange, and claims that the Allfirst treasurer instead expressed an intention to halt Mr. Rusnak's trading on February 1 for an indefinite period, and to allow the positions to come off the books over time thereafter.)

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          At a staff meeting on January 28, 2002, the treasurer announced that
Mr. Rusnak's positions were being closed down. Mr. Rusnak's supervisor, according to the treasurer, was uncharacteristically quiet at the meeting, and at the end of the meeting asked, "That's it then? We're continuing to close out Mr. Rusnak's positions?" When the treasurer confirmed his instruction, the supervisor said that he expected Mr. Rusnak to quit.

          Meanwhile, on Wednesday, January 30, 2002, after the back-office supervisor heard that Mr. Rusnak's positions were being closed, he checked with the employee who handled confirmations to see if Mr. Rusnak was doing any trading. The employee reported that Mr. Rusnak had traded a small number of options. When the employee showed the supervisor two deal tickets, the supervisor noticed once again that no confirmations were attached, and he asked the employee where they were. The employee responded that he had not confirmed the deals, because they offset each other and involved Asian counterparties.
The supervisor reminded the employee of the instruction in early December to confirm everything, including the Asian option deals. On the supervisor's instruction the employee reviewed the option tickets and found a total of 12 unconfirmed trades. The supervisor ordered the employee to call the Asian counterparties for confirmations that night. The counterparties contacted by the back-office employee informed him that they either did not have the currency options on their books or that they did not trade such options at all.

          The next morning (Thursday, January 31), the most senior back-office manager called Mr. Rusnak down to his office and told him that the back office was having trouble confirming the Asian option trades. Mr. Rusnak said he would call the broker who handled those trades and obtain confirmations by the next morning. By the time the back-office employee charged with obtaining confirmations arrived at his desk the next morning, Friday, February 1, 2002, Mr. Rusnak had left twelve written confirmations on the back-office employee's desk. The back-office personnel reviewed the confirmations and concluded that the confirmations looked bogus. (They were. Subsequent investigation revealed that Mr. Rusnak had created these confirmations--complete with counterfeit logos for the presumed counterparties--on his personal computer. He stored them in a computer file labeled "fake docs.") At that point, the senior back-office manager met with both Mr. Rusnak and Mr. Rusnak's supervisor, the head of treasury funds management. The back-office manager told Mr. Rusnak's supervisor that the unconfirmed option trades would have to be confirmed by phone. Mr. Rusnak's supervisor expressed the view that the failure to obtain confirmations was a back-office problem, and that it was the back office's job to track them down. For his

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part, Mr. Rusnak became angry. He said he was making money for the bank, and that if the back-office continued to question everything he did, they would drive him to quit. Mr. Rusnak left the office for a walk outside.

          After Mr. Rusnak left, Mr. Rusnak's supervisor was shown the confirmations that Mr. Rusnak had produced. He agreed that they looked odd, but said that the back-office operations had some work to do to confirm the trades by phone, and echoed Mr. Rusnak's complaint that the scrutiny would prompt Mr. Rusnak to quit. Mr. Rusnak's supervisor warned that if Mr. Rusnak left the bank, the loss of his profitable trading would force job cuts in the back-office.

          Mr. Rusnak returned ten minutes later. He reiterated his threat to leave the bank, but apologized for having walked out and said that he would do whatever he could to help confirm the trades. Since it was then daytime Friday, the Asian markets were closed, and phone calls could not be made until Sunday night. Mr. Rusnak promised to call the back-office employee in charge of confirmations to give the employee the phone number for the broker who arranged the trades.

          Not having heard from Mr. Rusnak, the employee called Mr. Rusnak at his home around noon on Sunday, February 3. Mr. Rusnak said he wanted to call the broker first to advise him that the employee would be calling, and promised the employee that he would give him the broker's number at nine o'clock that night.

          Mr. Rusnak never called. The back-office employee, his supervisor, and the senior back-office manager stayed at the office until one or two o'clock the next morning, trying in vain both to reach Mr. Rusnak and to confirm the purported option trades with the Asian counterparties.

          Mr. Rusnak failed to appear for work on Monday morning, February 4, 2002. At that point, Mr. Rusnak's supervisor and the senior back-office manager reported the bogus transactions to Allfirst's treasurer. After the treasurer and Mr. Rusnak's supervisor drove to Mr. Rusnak's house in a final, but futile, effort to find Mr. Rusnak, the treasurer reported the problem to Allfirst senior management, who in turn informed AIB.

H.   The magnitude of the losses

          The discovery of the bogus options immediately prompted an intensive review by AIB and Allfirst personnel of Mr. Rusnak's transactions to determine the scope

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of the loss. Transactions for each of 71 counterparties were examined. Nineteen of these counterparties were Asian counterparties as to whom all the transactions were found to be bogus. For 47 counterparties, no bogus transactions were found, and none of the transactions fit the bogus-option pattern (that is, same-day transactions that netted out). And finally, AIB and Allfirst discovered that there were five counterparties with whom there were unrecorded real options that had been removed with bogus liquidating options.

          A majority of the loss was sustained in 2001 and 2002, and was relatively small before 2000. As of December 31, 1999, the cumulative loss was $89.8 million, consisting entirely of fictitious assets, as there were not yet any unrecorded liabilities. As of December 31, 2000, the loss grew to $300.8 million, again consisting entirely of fictitious assets. As of December 31, 2001, after Mr. Rusnak had engaged in several months of funding his activities through the use of the unrecorded real options, the loss had ballooned to $674 million. That figure consisted of $293.2 million in bogus assets and $380.8 million of unrecorded liabilities. The total loss figure from Mr. Rusnak's trading as of February 8, 2002, the end of the week the fraud was discovered, was $691.2 million, which was the figure reported by Allfirst to the public on February 20. That amount consisted of $291.6 million in bogus assets, $397.3 in unrecognized liabilities, as well as $2.3 million in legitimate trading losses incurred in 2002.

          Thus, a substantial portion of the losses occurred in 2000 and 2001--with more than half occurring in 2001.

                                   CONCLUSIONS

A.   Loss determination

          Nothing has come to our attention during the course of our investigation thus far that is inconsistent with Allfirst's and AIB's calculation of the amount of losses resulting from Mr. Rusnak's fraud. The $691.2 million pre-tax loss figure was the product of AIB and Allfirst's thorough review of Mr. Rusnak's actual and fictitious trades, as well as a comprehensive program for confirming the absence of additional unreported open positions. After removing all fictitious trades and figuring the cost of closing out the previously unreported option liabilities, AIB and Allfirst recomputed profit and loss. The loss figure has also been validated by management for reasonableness by comparing the underlying real position over time with actual market positions, and we understand that Allfirst's external auditors, PricewaterhouseCoopers, will give an unqualified opinion on the Allfirst financial statements that incorporate the loss.

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B.   Responsiveness and cooperation of AIB and Allfirst

          The AIB Group, including Allfirst personnel, deserves credit for having taken immediate corrective and responsive action after discovering the fraud. In particular:

     . The Group moved immediately to estimate the losses and to inform the market about the losses.

     . The Group promptly suspended individuals directly involved in the relevant operations of Allfirst's treasury pending a full review. At the same time, the Group assumed day-to-day management of the Allfirst treasury.

     . The Group recapitalized its U.S. affiliate to meet the capital ratios associated with "well capitalized" status.

     . The Group has also been vigilant in its efforts to ensure the continued strength from a liquidity perspective of both Allfirst and AIB.

     . The Group hired independent counsel and investigators to obtain an independent and thorough review of the problem and make recommendations.

     . The Group has begun a careful review of all control and trading activities to ensure the ongoing safety of the institution.

          AIB Group and Allfirst personnel, including the chairmen and chief executive officers of both institutions, have fully cooperated with our review, and made it explicitly clear that we were to investigate fully and to follow the investigative trail wherever it might lead. And the Group put at our disposal a talented team from the home office of traders, finance personnel, auditors, and risk management personnel, all of whom worked exceptionally long hours at our direction. During our review we found no reason to question AIB's and Allfirst's underlying financial strength.

C.   Why the loss was not uncovered and why it was able to grow

          There are a number of reasons why the fraud occurred and why it was not discovered for a period of years. We list the principal ones below:

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     1.   The architecture of Allfirst's trading activity was flawed.
          -----------------------------------------------------------

          The small size of the operation, and the style of trading, produced potential risk that far exceeded the potential reward:

          . A small proprietary trading operation is unable to be sufficiently profitable to justify the sizeable cost of the high-quality risk management infrastructure needed to control risk.

          . The style and scope of Mr. Rusnak's proprietary trading was quite removed from the customer-generated activity. His trading became essentially a hedge-fund operation. But one lone trader in Baltimore has no competitive advantage in this highly competitive, sophisticated market where many of the other players have specialized knowledge, scale, diversification and specialized expertise.

          . Mr. Rusnak traded on his own, not as part of a team. Trading activity performed in a team environment is more likely to be controlled. Group ethos and attention lessen the chances that one single trader will engage in unauthorized or unethical activity.

          . Aggressive compensation structures are not the ideal way to attract and compensate traders. The structure of Mr. Rusnak's compensation may have had the effect of encouraging greater risk taking on his behalf.

      2.  Senior management in Baltimore and Dublin did not focus sufficient
          ------------------------------------------------------------------
          attention on the Allfirst proprietary trading operation.
          --------------------------------------------------------

          There were four principal reasons why the operation did not receive any significant attention by Allfirst or AIB:

          . The area was small in terms of expected profits and formal risk limits. The VaR limit for all foreign exchange trading was never more than $2.5 million. Mr. Ray gave Mr. Rusnak a monthly stop loss of $200,000. The budgeted annual revenue for all foreign exchange trading ran about $1 to $2 million.

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          . The Baltimore proprietary trading activities were not part of
               Allfirst's core business; Allfirst is a retail bank with a strong branch network, sizeable consumer and commercial loan book, and a significant trust business.

          . The proprietary trading was under the supervision of a well-regarded former home-office AIB senior manager who had extensive experience managing a much larger trading operation for AIB.

          . The data that would have alerted senior management to the size of the problem was altered by Mr. Rusnak so that it was masked in the aggregate, periodic reports that senior management typically received.

     3.   Mr. Rusnak was unusually clever and devious.
          --------------------------------------------

          He was thus able to take advantage of the lack of attention to his activities in a number of ways:

          . Using his extraordinarily firm grasp of, and influence over, the bank's systems and procedures, Mr. Rusnak was able to devise devious ways to obscure his position and profit-and-loss.

          . Mr. Rusnak took advantage of weak and inexperienced employees in the treasury control groups. These employees, by virtue of their inexperience, poor training, poor supervision and, in some cases, laziness, facilitated Mr. Rusnak in circumventing controls.

          . Mr. Cronin believed that Mr. Rusnak was fundamentally a person of good character, which gave him more latitude in accomplishing his fraud without greater scrutiny by Mr. Cronin. Mr. Rusnak regularly attended church with, and participated on the parish school board, with Mr. Cronin. They both lived in the same town.

          . When required, Mr. Rusnak was able to use a strong personality to bully those who questioned him, particularly in Operations. He also was advantaged by Mr. Ray's strong personality in defending him. Mr. Cronin placed an enormous amount of trust in Mr. Ray, which Mr. Rusnak well understood. Mr. Cronin and Mr. Ray tolerated

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               numerous instances of serious friction between Mr. Rusnak and the back-office staff.

     4.   Mr. Rusnak's activities may also have been facilitated by individuals
          ---------------------------------------------------------------------
          at other firms.
          ---------------

          Though we have not had sufficient time thus far to fully delve into this area, we do think the following points are clear:

          . Mr. Rusnak was able to cloak the scope of his trading activities from Allfirst by trading largely through two significant prime brokerage accounts. Underlying spot trades through the prime brokerage accounts were not recorded by the back office.

          . There were certain types of trades made though the prime brokerage accounts that appear unusual and not in accordance with regular market practice. These trades may have aided Mr. Rusnak in concealing his losses and his fraudulent conduct.

          . Mr. Rusnak also was able to fund his trading operations to a significant extent, especially in 2001 by writing deep-in-the-money options with his active counterparties (including the prime brokers). As already noted, these transactions were essentially synthetic loans disguised as derivatives.

          . The size and scope of Mr. Rusnak's trading activities would certainly have appeared unusual to anyone paying attention at the counterparty firms. Notably, Mr. Rusnak would likely have been one of their biggest prime brokerage customers. To date, we have only a limited record of the prime brokers communicating or attempting to communicate with personnel at Allfirst at a level above Mr. Rusnak.

     5.   Treasury management weaknesses at Allfirst also contributed to the
          ------------------------------------------------------------------
          environment that allowed Mr. Rusnak's fraud to occur.
          -----------------------------------------------------

          In particular:

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          . Despite his considerable experience in foreign exchange trading, the Allfirst treasurer appears to have focused virtually his entire attention on interest rates and the overall positioning of the bank's balance sheet, and did not pay the degree of attention that he should have known was necessary to the foreign exchange trading area.

          . Having a senior manager who was placed in the position of Allfirst treasurer by AIB, and who maintained close ties to the AIB Group created a degree of unintended ambiguity as to who was really monitoring the adequacy of the job he was doing.

          . This de facto dual-reporting structure obscured accountability of the business line. Dublin thought Baltimore was looking after the Allfirst treasurer, Mr. Cronin, and vice versa. The Allfirst treasurer turned out to be a key weak link in the control process.

          . The Allfirst treasurer directly reported to a number of different
               Allfirst senior management officials during his 10-year-plus tenure in his job; many of those officials had little or no direct experience overseeing complex treasury operations.

          . The Allfirst treasurer was the Chairman of the Allfirst ALCO, the divisional representative on the AIB Group ALCO, and a member of the AIB Group's Market Strategy Committee, but neither committee appears to have engaged in any rigorous examination of his conduct in supervising the foreign exchange trading at Allfirst. As noted above, the reports that were presented to the Allfirst ALCO used aggregated data that masked Mr. Rusnak's activity because Mr. Rusnak had manipulated the underlying data.

          . The manager directly supervising Mr. Rusnak, Mr. Ray, contributed significantly to the environment that allowed Mr. Rusnak's fraud to occur, and indeed, was the ideal foil for Mr. Rusnak's scheme, because he:

.. never took the time or made the effort to understand the foreign exchange trading business;

.. discouraged outside control groups from gaining access to information in his area; and

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.. reflexively supported Mr. Rusnak whenever questions about his trading arose.

     6.   The proprietary currency trading business was inadequately
          ----------------------------------------------------------
          supervised.
          -----------

          This conclusion inevitably follows from a variety of facts:

          . Other than Mr. Cronin, there was no one in Baltimore who had the experience or expertise to deal with a proprietary-currency trading operation.

          . Mr. Rusnak's chief supervisor for much of the period, Mr. Ray, was a former bond trader who took little interest in the currency trading area and, once that area was assigned to him, he did not obtain the necessary expertise to supervise the area.

          . The reporting of front, middle and back offices to Mr. Cronin was inconsistent with maintaining an appropriate separation of duties. The proper risk management structure would have had operations and, perhaps the middle-office, report independently through a chain to the CEO through, for example, the CFO or risk assessment chains.

          . This increased reliance on the treasurer, someone whose focus on the risk controls might have been clouded by his responsibilities to the front office. Internal audit and risk assessment never commented on this flaw. More specifically:

               . While the back and middle offices officially reported to the Allfirst treasurer, Mr. Cronin, they seemed to be influenced more by the head of treasury funds management, Mr. Ray. Indeed, at one time, these individuals reported directly to the head of treasury funds management. Later, in response to a supervisory recommendation, their reporting line was switched to the Allfirst treasurer. Whenever a conflict between the front and back office arose, Mr. Cronin too often deferred to Mr. Ray.

          . Additionally, in response to general efforts to reduce expenses and increase revenues, the Allfirst treasurer permitted the weakening or elimination of key controls for which he was responsible. As noted

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               above, senior management should not have had these control groups reporting to the Allfirst treasurer, who was also responsible for producing profits and losses. Mr. Rusnak was able to manipulate this concern for additional cost cutting into his fraud.

          . The head of treasury funds management inexplicably ignored numerous warning signs of Mr. Rusnak's activity. He did not closely review daily profit-and-loss statements. He did not question excessive daily volumes. He largely ignored warnings from Operations. To make matters worse, he also made it very difficult for risk oversight management personnel, and non-trading staff, within Allfirst to obtain information necessary to do their work.

          . Mr. Cronin was a "hands off" manager. He focused his attention on interest rates and the overall positioning of the bank's balance sheet and largely ignored foreign exchange trading. He placed too much faith in the strong-willed head of treasury funds management who had no prior foreign exchange experience. He did not display an adequate appreciation of signals that there were serious issues behind front and back office friction.

          . Neither Mr. Cronin nor Mr. Ray did enough to understand and support the principles of strong operational procedures and controls in managing their business. They demonstrated a lack of interest in these details.

          . In addition to their failure to understand the details of Mr.
               Rusnak's activities, both Mr. Cronin and Mr. Ray missed the big picture. It appears that they did nothing to gain an understanding of active leveraged risk taking. This is evidenced by the off-market compensation arrangements and the lack of trading capital controls.

          . Messrs. Cronin and Ray failed to perform overall "reasonableness tests" of Mr. Rusnak's activities. The size of gross positions, the level of daily turnover and the extent of broker attention were excessive given Mr. Rusnak's expected and budgeted P/L and his VaR limits. As an example, even if Mr. Rusnak's purported hedge strategy existed, the basis risk on the visible gross size of the positions would have produced P/L swings that were many times greater than Mr.

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               Rusnak's stop loss limits. Mr. Ray should not have missed this obvious point.

          . Furthermore, Mr. Cronin and the head of treasury funds management never requested sufficiently detailed risk assessment reports, which would have facilitated a greater understanding of the risks being managed.

          . Mr. Cronin did not adequately "manage up." For example, he ordered that Mr. Rusnak's trading be temporarily discontinued on two occasions (a serious action). He did not mention these suspensions to his management.

          . Mr. Cronin allocated too large a portion of his resources (his time, expertise of his operations people, etc.) to the interest-rate portion of his business. Mr. Cronin perceived his responsibilities to be mostly interest-rate oriented.

     7.   AIB Group Risk, AIB and Allfirst senior management groups and the
          -----------------------------------------------------------------
          respective Boards assumed that the control and audit structures
          ---------------------------------------------------------------
          governing the trading activities that were being conducted at
          -------------------------------------------------------------
          Allfirst were sufficiently robust.
          ----------------------------------

          . A clear lesson of this situation is that proprietary trading (and perhaps all trading) activities are an extremely high risk activity no matter how small the activity appears to those in the senior levels of a bank's organization.

          . With the benefit of hindsight it is clear that:

               . The AIB Group Risk function should have had a greater role in supervising, monitoring and auditing the trading activity that was taking place at Allfirst;

               . The ALCO and other relevant committees that reviewed the treasury functions at Allfirst and on a Group-wide basis should have received better information concerning the nature of the proprietary trading activities occurring at Allfirst;

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               .    The senior management teams at both AIB and Allfirst should have insisted on much more rigorous risk assessment and audit reviews relating to such activities;

               . The audit committees of the Boards of Directors of AIB and Allfirst should have been better informed of those risks and should have received better reporting as to how those risks were being supervised, monitored and audited.

     8.   Risk reporting practices should have been more robust.
          ------------------------------------------------------

          Specifically:

          . The risk-reporting practices above the Allfirst treasurer, Mr.
               Cronin, were not uncommon for entities of the size and characteristics of Allfirst and AIB.

          . The Allfirst ALCO, while not aware of many warning signs, failed to act on those they did see.

          . Additionally, ALCO at Allfirst appears to act passively by addressing only what they were presented, instead of proactively reaching out to those taking and controlling risk. ALCO should have had all major market/interest rate risk taking areas in the organization present to them from time to time.

          . Allfirst risk management groups appeared to place excessive reliance on the VaR model and ignored other risk information that was available to them. ALCO should have requested a presentation on the strategy by the head trader so they could evaluate the activity themselves. Additionally, ALCO should make use of scenario analysis and stress testing in addition to VaR. These methods highlight "long tail" or "event" risks which, while not probable, can be ruinous.

          . AIB appears to have placed far too much reliance on the structures in place at Allfirst and on the reliability of Mr. Cronin. Despite the fact that AIB recognized that Mr. Cronin was the only employee at Allfirst with extensive experience managing or supervising a proprietary trading operation, and despite the knowledge of the AIB

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               Group Risk that Mr. Cronin appeared to be relying heavily on AIB guidance as it related to treasury policies and procedures, no proactive measures were taken at the Group level to actively monitor this area. At a minimum, Mr. Cronin's participation on the AIB ALCO provided an opportunity for more active scrutiny of what was going on in Allfirst treasury than was availed of.

     9.   No policy and procedures review
          -------------------------------

          There was no attempt made to benchmark the policies and procedures followed by the foreign exchange operations department or the ALM/Risk Control department against "best practices" or the foreign exchange Committee's guidance, although the Funds Management Policy was reviewed each year by the Allfirst Board. Indeed, we saw no evidence that risk management or treasury officials periodically reviewed these policies and procedures for changes in the business or the markets, beyond periodic consultations with Group Risk regarding the policies employed at AIB.

     10.  Scrutiny of Mr. Rusnak's employment arrangement was inadequate.
          ---------------------------------------------------------------

          The structure of Mr. Rusnak's compensation arrangement was, from a risk management perspective, questionable.

     11.  Failure to appreciate regulatory concerns
          -----------------------------------------

          Prior to 1998, Allfirst was supervised by the Office of the Comptroller of the Currency. On several occasions, the OCC raised some concerns about risk management in the foreign exchange trading area. The OCC's concerns included:

          . Foreign exchange traders exceeding vega limits.

          . Inadequate level of information provided to ALCO.

          . Lack of a review of foreign exchange trades for off-market prices.

          . The fact that operational and management reporting lines and the business reporting lines funneled into Mr. Ray.

          In hindsight, it does not appear that the company gave these OCC concerns the full attention they deserved. It should nonetheless be noted, however, that the context

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in which these concerns were raised was one in which the OCC had generally indicated that risk management of trading and derivatives activities is strong.

     12.  A flawed control environment existed.
          -------------------------------------

          Allfirst's treasury operations department was deficient in a number of respects. The deficiencies in the operations area included:

          . Treasury operations personnel lacked experience and expertise.
               Allfirst's treasury operations department was staffed by personnel who did not have the experience required for the nature of the trading activities undertaken.
               Examples of this inexperience include:

.. No one questioned why option counterparties repeatedly did not exercise profitable option transactions, even though automatic exercise of in-the-money option positions is customary.

.. No one questioned why two identical options with different expiry dates would have the same premia.

.. No one questioned with senior management the large gross foreign exchange activity, even if such activity was relatively small on a net basis.

.. No one reviewed the large daily P/L swings reflected on the general ledger, which would consistently net down by month end.

.. The practice of not confirming certain types of trades was not questioned for a very long period of time.

          . Members of the treasury operations staff were inadequately trained and supervised.

          . Certain treasury operations personnel exhibited careless behavior.
               There existed a combination of inadequate written procedures, a failure to follow those procedures that did exist, and a propensity to modify practices at will.

          . Traders had excessive influence over operating procedures.

          . The confirmation of trades, a fundamental process in the business, was haphazard and very badly managed and executed. When the failures in the

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              confirmation process in the Prime Accounts became evident, there was no review undertaken of all confirmations.

       .   The independence of the pricing process for revaluing open foreign exchange contracts was compromised.

       .   Daily management reports were not independently verified.

       .   Remote access to bank systems was not controlled. The monitoring that existed was never checked.

       .   There was a failure to reconcile and settle broker bills (this function was actually conducted by Mr. Rusnak himself).

       .   There was no validation of counterparty details and there was undue influence of traders on the counterparty set up process.

       .   There was no independent Treasury finance function.

       .   There was a lack of segregation of duties.

       .   There were instances of password sharing.

       13.      ALM/risk control deficiencies
                -----------------------------

                There were also deficiencies in the ALM/Risk Control area as well at Allfirst:

                .   Daily stop-loss P/L was not reconciled to the general
                         ledger.

                .   ALM/Risk Control failed to understand the risk of the
                         products traded and the strategy undertaken.   They
                         failed to produce reports to support the management of these risks.

                .     ALM/Risk Control constructed a reporting framework which
                         was not based on independent information but relied instead on inputs from Mr. Rusnak.

                .   There was no reconciliation between the month-end P&L
                         figures and the GFA-sourced monthly foreign exchange income report.

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                .   Inadequate supervision and review of the work of the risk
                         analyst who produces the daily VaR and stop-loss information.

       14.      Credit risk deficiencies
                ------------------------

                There were deficiencies in the credit risk management area:

                .   Oversight of the counterparty credit risk management
                         process was inadequate.

                .   There was undue reliance on the trader to establish the
                         status of a counterparty. The impact of this is that Allfirst treasury repeatedly entered into transactions with counterparties for whom there were no valid limits.

                .   Repeated breaches of limits were not properly followed up.

       15.      The risk assessment group failed to adequately review the
                ---------------------------------------------------------
                control environment in treasury.
                --------------------------------

                In particular:

                .   Internal audit and risk assessment failed to adequately
                         scrutinize the control environment in Allfirst Treasury and failed to exercise sufficient diligence in examining Mr. Rusnak's trades and audit trail.

                .   Allfirst Treasury and those responsible for auditing its
                         activities and implementing appropriate risk management practices failed to apply readily available guidelines for best practices, including the Guidelines for Foreign Exchange Trading Activities published by the Foreign Exchange Committee of the Federal Reserve Bank of New York.

                .   While the risk assessment group commenced a Treasury
                         Credit review in 2000, this exercise has yet to be completed.

                .   To the extent the risk assessment group had substantive
                         concerns it did not take sufficient responsibility for ensuring that such concerns were adequately addressed.

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                .   The quarterly Risk Assessment Reports did not adequately
                         document the weaknesses described in their own working papers and personal records.

                .   The failures and warning signs that were raised (e.g. the
                         issue of possible trader influence on market prices used in valuing positions) should have been more aggressively pursued and resolved more quickly.

                .   The quality of the work done by internal audit in this
                         area did not demonstrate a clear understanding of the risks associated with the business strategies. Key controls were either not tested, or the testing undertaken was not effective. The review process did not identify the shortcomings in the two audits in the foreign exchange operations area as it related to the prime brokerage accounts and processing on the DEVON system.

                .   The culture of Allfirst's risk, operations and internal
                         audit functions, as applied on the whole, to the Allfirst treasury operations, was too deferential to the business lines. It is true that individuals in these functions were bullied from time to time by Mr. Ray and Mr. Rusnak.

       16.      Mr. Rusnak was allowed to trade on vacations.
                --------------------------------------------

                It is for good reason that banks in the United States are required to have a guideline that bars traders from trading two weeks per year. Having a second employee take over for even the most trusted bank employee is a mechanism for uncovering fraud. Although Mr. Rusnak did take vacations, the efficacy of the two-week rule was vitiated because Mr. Rusnak was allowed to continue trading from his computer. He also traded at home and at night, but this trading was not monitored appropriately. The control weakness was the failure to verify this after hours trading.

D.     Conclusions

                As our conclusions make rather clear, there are substantial reasons to be highly critical of many of the individuals within Allfirst treasury. At the same time, however, we have no definitive basis to conclude at this point that anyone within Allfirst treasury other than Mr. Rusnak had actual knowledge that Mr. Rusnak was engaged in

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

fraudulent or improper trading activity, before the events leading up to the discovery of the fraud in February 2002. For that matter, as noted above, nothing has come to our attention during the course of our review that indicates that anyone at AIB or Allfirst, outside of the Allfirst treasury group, were involved in, or had any knowledge that, fraudulent or improper trading activity was occurring at Allfirst, before the discovery of the fraud. There has been no effort of which we are aware by senior AIB or Allfirst personnel to conceal or cover up any facts.

                                ADDITIONAL WORK

                The short time frame of our review has not permitted the team to produce answers to a number of important questions regarding the loss. Accordingly, we recommend that the AIB and Allfirst Boards perform certain additional investigative, legal and ancillary work along the following lines:

       1. The Boards should determine the potential role of prime brokers or other trading partners.

                .   As mentioned above, there are instances uncovered during
                          the investigation where we found transactions with prime brokers that were off-market or not in accordance with "market standards." It appears that these digressions may have helped
                          Mr. Rusnak conceal his positions and/or his losses.

                .   "Unusual" trades should be fully reviewed to ensure that no impropriety took place and to clarify fully whether the Prime Brokers or other dealers, or personnel at these firms, obtained any benefits in their dealings with Mr. Rusnak other than full bid-offer spreads and market fees.

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       2.       AIB and Allfirst should continue to cooperate with the
                governmental investigations to determine whether there is any evidence that would indicate that Mr. Rusnak, or anyone else at Allfirst or AIB, or outside of the Company, received any direct benefit from Mr. Rusnak's trading.

       3. We recommend a careful review of other trading activities and control structures throughout Allfirst and AIB.

       4. The AIB and Allfirst Boards (under the direction of their audit committees) should conduct a comprehensive review of all risk management and audit functions to ensure the adequacy of those functions and the related controls, policies, procedures and infrastructures. The Boards should ensure that all individuals in senior risk management, control and audit functions are sufficiently skilled and sufficiently rigorous in the exercise of their responsibilities.

                                RECOMMENDATIONS

                More generally, we also have the following recommendations with respect to improving the control environment at Allfirst and AIB. The controls in AIB should be benchmarked against these to ensure consistency:

A. Business strategy in the trading areas should be reconsidered.

                First, the scope and location of all proprietary trading activity within the AIB Group should be carefully reconsidered. Specifically:

          . Proprietary trading is a risky activity that makes money for traders but for few institutions over time when proper capital and operational infrastructures are put against the activity and losses are factored in over time. A narrow exception to this rule is where proprietary trading is closely aligned with a core business activity, is informed by this activity and is highly disciplined.

          . The amount that an institution needs to spend for qualified people and systems to document, settle, control and account for active proprietary trading activities in a controlled manner is large. AIB needs to review the revenue potential of proprietary trading within the group and in particular at its affiliates in light of these costs.

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

          . The AIB Board should consider adopting a policy that proprietary trading should not be permitted within the AIB group unless there is a strong business "nexus" for such activities, the trading operation can demonstrate a real competitive advantage, and the revenue potential is sufficient to pay for the strong controls needed to support such an operation and that such controls are put in place and carefully monitored and audited--all under the ultimate supervision and responsibility of the AIB chief executive officer and board of directors.

          . No AIB business unit should engage in proprietary trading unless there are several senior managers in the unit who understand all of the intricacies of proprietary trading operations and have prior senior managerial experience managing a business with complex trading functions.

          . AIB should consider integrating proprietary trading activities more so that there are a limited number of trading floors, each with sufficient scale so that proper supervision can be given. When, for client reasons, some trading operations need to be conducted outside such trading floors, exceptional scrutiny should be given to such operations.

          . Trading by "lone wolves" should be highly discouraged. Trading activity performed in a team environment is more likely to be controlled. Group ethos and attention lessen the chances that one single trader will engage in unauthorized or unethical activity.

          . In light of the foregoing considerations, AIB should consider terminating all proprietary trading activities at Allfirst, and all customer trading activities at Allfirst should be relocated to the AIB branch in New York. While the salespeople may continue to be located in Baltimore, any price-making and trade execution should be done in New York, under the direct supervision of AIB treasury.

B. AIB should conduct a careful and thorough review of risk management architecture

                Second, AIB should conduct a careful and thorough review of risk-management architecture throughout the AIB Group. In particular:

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          .  A new senior risk advisor with significant experience in managing complex trading operations should be hired from outside of the AIB Group to conduct a comprehensive review of the entire AIB risk management and controls system. The AIB audit committee should oversee this review and should meet at least quarterly with this risk advisor and the Company's senior legal and finance staff, risk management and internal and external auditors to assess the Company's major risk exposures and the steps that the Company has taken to effectively monitor and control such exposures. A similar comprehensive review of Allfirst's risk management and controls systems should be coordinated through the Allfirst audit committee.

          . Of course, any such review should pay special attention to the risk management structure and practices at Allfirst, which have proven to be seriously flawed (at least in the currency trading area) and should make sure that similar weaknesses do not exist elsewhere within the AIB system.

          . As we have said above, we have not scrutinized AIB Group's operations outside of Allfirst's currency trading area. Having said that, there are several signs that point to weaknesses in the Group's risk management infrastructure:

                .   The fact that the AIB Group risk function did not have
                          greater responsibility for monitoring risk at Allfirst, especially in the Allfirst treasury area, knowing that much greater expertise in this area resided at the Group level and having the senior executive in charge of that area being someone who came from, and retained closer continuing reporting ties to, the AIB Group treasurer.

                .   Going forward, audit of AIB should be given the mandate to audit all Group-wide treasury activities including any continuing trading operations conducted at Allfirst. AIB internal audit should also carefully monitor the sufficiency of all internal audit functions being conducted at any business unit levels. There should be a clear understanding that the responsibility for having a robust internal audit function at all business units ultimately rests with the head of AIB
                          Group audit. In turn, the sufficiency of the AIB internal audit function should be carefully monitored by the AIB audit committee.

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                .   We understand that the information technology used by
                          Allfirst's trading operations was not as strong as that used by the group's main trading operations. AIB should mandate that all affiliates use the best information technology available in the Group.

          . AIB's risk management review should be careful and thorough. AIB is a large, diversified and complex financial organization. It has multiple businesses in several countries with different cultural norms. It is, along with the worldwide markets, evolving constantly. Risk and risk taking is inherent in finance, and as we have just seen, it is easy to lose a great deal of money operating financial firms. Accordingly, the Board and senior management should look on current circumstances as an opportunity to ensure that the Group has state-of-the-art risk management systems.

          . The audit committees at the AIB Board level and at all subsidiary boards should insist on thorough ongoing reviews of the sufficiency of the Group's internal controls and risk management and monitoring systems. Comprehensive reports as to the adequacy of those systems and any deficiencies which have been identified by the risk management, internal or external auditors or any supervisory body should be presented to the audit committees at least quarterly, along with a report indicating how any past deficiencies have been addressed. A review by expert outside advisors should also be commissioned on a periodic basis (say, every 5 to 7 years), to ensure that the Group is maintaining a level of best practices in this area. Modern finance, largely driven by technology, globalization and demographics will continue to change for decades at a rapid pace. Even decisions wisely taken can be out of date within a fairly short period of time.

C. Changes in the Allfirst/AIB relationship

                Third, there should be changes in the relationship between Allfirst and AIB:

          . Going forward, lines of reporting for Allfirst treasury and other functions, particularly risk taking functions, should be crystal clear. This will avoid any ambiguity that might exist by virtue of a perceived dual reporting line.

          . We do not think it makes a big difference from a risk management perspective whether these lines go directly to the Allfirst CEO and then to Dublin or go

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                directly to Dublin; we do think it is enormously important that there is unambiguous accountability. Absent that, the possibility of issues "falling through the cracks" or having an employee affirmatively "gaming the system" is far too great as we have seen.

                .   Currently, the more modern approach to the integration of
                          geographically diverse franchises is to integrate all back office functions. There are savings to scale potentials in this approach and an opportunity to use the scale to have more sophisticated IT and back office functions generally.

                .   There should be greater representation on the Allfirst
                          Board by non-management directors of AIB and at least one such member should sit on the Allfirst audit committee. The AIB CFO should also participate in all Allfirst audit committee meetings (with the exception of executive sessions requested by the outside directors). AIB should also consider adding additional outside directors to the Group and any subsidiary boards for units that are engaged in trading activities who have strong financial managerial experience with companies engaged in complex capital markets and trading operations.

D. Personnel reviews

                AIB and Allfirst should conduct personnel reviews in light of the management and control failures that have been identified. Our findings make clear that AIB and Allfirst should review each and every member of the Allfirst Treasury department to determine if they have the necessary expertise to remain in their positions. Specifically:

          .  If Allfirst continues with trading activities, it should hire a new head of trading.
          .  Allfirst should hire a new head of treasury operations.
          .  Allfirst should hire a new treasurer.
          . Appropriate remedial action should be taken with respect to any personnel in Allfirst treasury who were negligent in their duties in relation to Mr. Rusnak's fraud.

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

     . It is clear that many other members of the Allfirst treasury team do not have the expertise to fulfill their responsibilities. These people should be retrained or replaced. At the same time, a number of people in the operations area, though less experienced than is desirable, spotted signs of Mr. Rusnak's errors and inexperience or fear of retribution kept them from following up on leads. Management should take care to educate and enhance the careers of those who were frustrated in their jobs by the environment.

     . Certainly if Allfirst continues in the trading area it should enhance the internal audit and risk management groups. But even if it does not continue to operate in this area, we believe these groups should be enhanced with additional personnel and new more rigorous procedures. A new head of internal audit should be hired as well as a new head of the risk-assessment group.

E. Improvement in the control environment

          Finally, if any proprietary trading and client-trading activities continue at Allfirst, they should be conducted only under the most controlled circumstances. The same types of rigorous controls should be applicable throughout the AIB Group wherever proprietary trading is conducted. It is our understanding that AIB complies with and bases all its market trading practices on The International Code and Practice for the Financial Markets, issued by ACI (Association Cambiste International, The Financial Markets Association).
That code, which runs to some 170 pages, provides a guide to best practices for participants in the foreign-exchange and money markets globally, and is the most up-to-date and widely-used code of conduct among the world's foreign-exchange and money-market traders. The International Code was formulated after consideration of other internationally recognized codes, including The Guidelines for Foreign Exchange Trading Activities of the New York Foreign Exchange Committee (August 1995), The London Code of Conduct (FSA June 1999), The French Code of Conduct (March 1999), The Singapore Guide to Conduct and Market Practices for Treasury Activity (February 1998),and The code of Conduct of the Tokyo Forex Market Committee (December 1998).

          In that regard, we have the following specific suggestions:

     . Trading activities should be limited only to those markets where AIB has a real competitive advantage.

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

     . AIB should have the proper personnel engaged in and supervising the activity. Trading management should discuss trading rationale and strategy on a regular basis with traders.

     . Position size should be severely limited--limits should be applied to gross as well as net positions.

     . In addition to the use of VaR, AIB should use stress testing and scenario analysis to report and control risk. These methods highlight "long tail" or "event" risks which, while not probable, can be ruinous.

     . AIB should change the nature of the discussions in ALCO. The committee should invite risk takers to attend periodically and discuss their business strategies. A senior executive of AIB (in the case of AIB Group ALCO) and of the business unit (in all other cases), typically either the CEO or CFO, should participate in all committee meetings and make sure such meetings are thorough and productive and that the reports presented to the committees are comprehensive and understandable.

     . The chairmen and chief executives of AIB and of any AIB operating units at which any trading operations are conducted should affirmatively take full responsibility for the trading activities of the bank-- these activities are risky and should not be undertaken unless they are "part of the mainstream" of the bank. The Chairman and CEO should design, request and review regular reports sufficient to monitor the trading business. Similarly, the Chairman and CEO should ensure that they are actively involved in the risk infrastructure of the bank.

     . AIB risk management, audit and treasury staff should assume full supervisory responsibility for all related functions throughout the AIB Group. Separate corporate entities throughout the group should continue to maintain their own independent risk management and audit operations as appropriate and necessary. There should be no ambiguity that the responsibility for risk management and audit of all group operations rests independently in Dublin.

     . Finally, on an operational level, controls should be strengthened on a group-wide basis to ensure that in connection with any operating units engaged in trading activities, the following guidance is applied:

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

             . The back office should be experienced, well-trained and
                 properly supervised. The Finance group and risk monitoring groups (internal audit and risk assessment) should also hire people who are familiar with the trading business.

             . Daily P/L should be prepared by a group independent of the business. The Finance group should prepare the daily P/L and will, therefore, need to hire personnel with experience and expertise appropriate to this function. The daily P/L should be provided to senior management as well as trading management. It should be viewed as an important risk management tool. Large daily P/L movements indicate high risk.

             . All information on daily reports provided to trading management and senior management, particularly the daily P/L, should be reconciled to the general ledger. Additionally, information on reports should be internally consistent.

             . Confirm all trades immediately. The unit should generate its own confirmations for all trades, not just rely on the counterparties. Documented confirmations should be used even if there is no cash movement. Consideration should be given to using an automatic confirmation program.

             . All underlying spot trades should be recorded and confirmed by operations even if they are to be swapped into a forward trade with the prime broker.

             . Annually confirm all counterparties' open transactions. The same date should be chosen for all confirmations.

             . Age all unconfirmed trades and have an independent group review the aging periodically.

             . Daily statements from the prime brokers should be received, reviewed and reconciled to the general ledger and other internal records.

             . Formal alert reports on open items should be developed.

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

             . A daily review of the activity in the Fed account should be performed. Cash movements of unusual size or nature should be investigated.

             . Develop a practice of projecting balances in the Fed account on a weekly and monthly basis and investigating any material deviation from those projected flows.

             . Operations and ALM/Risk Control should report separately to the
                 CEO up through the CFO or another senior executive, but such reporting should be independent of the business line.

             . Each operations group should prepare a "key statistics report"
                 for distribution to senior management and ALCO periodically. This report would include statistics relevant to indicate growing operational issues such as unconfirmed trades, unreconciled accounts, etc. This should be an important part of assessing operational risk.

             . A process should be developed such that all transactions can be checked by treasury risk control for reasonableness of market price and economic rationale.

             . All agreements, whether standard or non-standard, should be evaluated by legal personnel and signed on behalf of the Bank by non-trading-room personnel.

             . All market prices used to value open positions should be verified by treasury risk control directly with a market source. Operating systems should have direct market feeds.

             . All option expirations should be reviewed independently. Any in-the-money expirations for long or short option positions should be flagged for a full explanation.

             . A review should be performed of what, if any, remote access to bank systems should be permitted, and how such access should be controlled.

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

             . A report should be prepared each day that presents the high and low prices for each currency. Any transaction done outside of this range should be flagged for explanation.

             . Ensure that "administration rights" to the bank's back office systems are controlled. All access should be monitored, and should be permitted only by personnel completely independent of the business line. The source of client and counterparty data should be independent from the front office and validated and input independently.

             . A formal new product review should be performed before new products are introduced to the bank. The concept of new product should be viewed liberally such that a new type of trading approach would constitute a new product. Legal, operations, finance, risk control, internal audit, technology, senior management and the business line should participate in these reviews.

             . Significant operational and other procedures for existing products should not change without a full review and sign-off by all the groups that would sign off on a new product review.

             . In addition to the operating unit's own internal audit team, AIB
                 Group audit should make sure that the trading operation and supporting groups are being audited by a team that is well versed in trading.

             . The two-week vacation policy should be strictly enforced. No remote access should be permitted during the two-week period. Telephone communications with the office and trading directions should be severely curtailed during this period.

             . Trading personnel should not be permitted to accept extravagant entertainment from brokers. They should clearly understand the bank's guidelines on what constitutes appropriate gifts or entertainment. They should also be expected to notify management of any unusual favors offered to them as a result of their positions.

             . Fees to brokers must be paid in cash and go through the normal accounts payable process after back office reconciliation and authorization.

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

             . After hours trading should be discontinued.

             . Any off-market trades should not be permitted.

             . Telephones of the dealers and operations personnel should be recorded through the use of a centralized tamper-proof system. Managers should periodically listen to random samples of tapes.

             . Compensation arrangements with traders should be more in line with the market, and they should leave management with some discretion so that factors other than trading performance may be taken into account when determining annual compensation.

     . AIB's Group risk area should precipitate vigorous, periodic discussions of each of the risk areas of the bank. These discussions should include all senior personnel, including the chairman and CEO and, from time to time, the Board.

          .   Abusive or particularly aggressive behavior should not be
                tolerated. Both Mr. Rusnak and Mr. Ray were aggressive and dismissive of Allfirst's operations personnel from time to time when the opposite should be the norm.

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

             . Criticisms in reports of examination by supervisory agencies should be taken seriously and comprehensive procedures should be implemented to ensure that such criticisms are appropriately addressed.

                                                 Promontory Financial Group LLC
                                                 Wachtell, Lipton, Rosen & Katz

March 12, 2002

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Wachtell, Lipton, Rosen & Katz            [LOGO] Promontory Financial Group/SM/

                                  ENDS REPORT

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